EXHIBIT 99.1

Cosmos Holdings Announces Agreement to Acquire Cana Laboratories, a Legacy European Pharmaceutical Company Established in 1928;Vertically Integrating its Manufacturing and R&D Capabilities and Expanding its Product Pipeline with New Brands

CHICAGO, July 20, 2022  -- Cosmos Holdings, Inc. (“the Company") (Nasdaq: COSM), an international pharmaceutical company with a proprietary line of nutraceuticals and distributor of branded and generic pharmaceuticals, nutraceuticals, OTC medications and medical devices, today announced that it has entered into a binding letter of intent to acquire Pharmaceutical Laboratories CANA S.A., (“Cana”) a Greek pharmaceutical company that manufactures, sells, distributes, and markets original branded products researched and developed by leading global pharmaceutical and healthcare companies.

Founded in 1928, Cana has manufactured and distributed a broad range of proprietary pharmaceutical and health related products. Furthermore, it has operated as a trusted partner of multinational pharmaceutical companies such as AstraZeneca, Janssen, Merck and Viatris as well as some of the largest Fast Moving Consumer Goods (FMCG) companies such as Nestle, Unilever and P&G. In the last decade, Cana Laboratories’ activities also ventured into medical devices, representing major medical technology companies such as Medtronic, Stryker and others in the Greek market.

Cana’s 54,000 sq. ft owned production facility  located in Athens, Greece, is licensed under European Good Manufacturing Practices (GMP) and certified by EMA to manufacture pharmaceuticals, food supplements, cosmetics, biocides and medical devices. It has a variety of production lines that can produce solids, orals, semi solids and liquids. The company is ISO 9001:2015 certified.  Cana’s diversified customer base includes public & private hospitals, pharmacies, supermarkets, wholesalers, etc. Furthermore, its proprietary product portfolio includes pharmaceuticals, dermocosmetics, antiseptics, and food supplements, as well as an infant care organic product line, Biobebe.

Kosta Kanaroglou, CEO of Cana Laboratories, stated, “We are pleased to be joining the Cosmos team as they share our dedication to health and wellness, as well as our high quality product standards. Cana is a 4th generation family business with the vision  to serve the community by developing, manufacturing and distributing products that offer innovative solutions to patients, while adhering to the highest standards of business ethics. This acquisition should allow Cana to grow its contract manufacturing customer base, reposition its existing product portfolio and invest in new proprietary products. We look forward to being part of the Cosmos family and assisting in the development and launching of innovative pharmaceutical products together.”

Greg Siokas, Chief Executive Officer of Cosmos Holdings, commented, “We welcome Cana to our group, an acquisition that delivers on our commitment to grow via strategic M&As. We believe this acquisition not only will allow us to realize numerous synergies but will also be a transformative for Cosmos by strengthening our vertical integration and expanding our product portfolio. Cana’s extensive commercial experience and diversified customer base will also prove to be invaluable as we execute on relaunching and expanding several brands. We look forward to working with Kosta Kanaroglou and his team to build upon Cosmos’ success.”

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Additional details on the transaction will be available in the Company’s Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About Pharmaceutical Laboratories CANA S.A.

Pharmaceutical Laboratories CANA S.A. is a Greek company founded in 1928, that manufactures and distributes a wide range of pharmaceutical and health related products, both proprietary as well as in partnership with multinational companies. More information about Cana can be found at www.cana.gr.

About Cosmos Holdings, Inc.

Cosmos Holdings Inc. (Nasdaq: COSM) is an international healthcare group that was incorporated in 2009 and is headquartered in Chicago, Illinois. The group in engaged in the nutraceuticals sector through its own proprietary lines of products “Sky Premium Life” and “Mediterranation”. Cosmos Holdings Inc. is operating in the pharmaceutical sector as well, through the provision of a broad line of branded generics and OTC medications. In addition, the group is involved in the healthcare distribution sector through its subsidiaries in Greece and UK serving retail pharmacies and wholesale distributors. Cosmos Holdings Inc. is strategically focusing on the R&D of novel patented nutraceuticals (IP) and specialized root extracts as well as on the R&D of proprietary complex generics and innovative OTC products. Cosmos has developed a global distribution platform and is currently expanding throughout Europe, Asia and North America. Cosmos Holdings has offices and distribution centers in Thessaloniki and Athens, Greece and Harlow, UK. More information is available at www.cosmosholdingsinc.com and www.skypremiumlife.com.

Forward-Looking Statements

With the exception of the historical information contained in this news release, the matters described herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by, or that otherwise, include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could”, are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements, involve unknown risks and uncertainties that may individually or materially impact the matters discussed, herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan, the impact of the COVID-19 pandemic and the war in Ukraine, on the Company’s business, operations and the economy in general, and the Company’s ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update, or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Crescendo Communications, LLC

Tel: 212-671-1020

Email: COSM@crescendo-ir.com

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